UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
() Form 3 Holdings Reported
(x) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Gose, Jr., Stephen M.
   HCR Box 1010 - HWY 212 MM86
   Roberts, MT USA 59070
2. Issuer Name and Ticker or Trading Symbol
   THE EXPLORATION COMPANY OF DELAWARE, INC. TXCO
3. IRS Identification Number of Reporting Person, if an entity (voluntary)
   ###-##-####
4. Statement for Month/Year
   12/31/99
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, $0.01 par value|6/22/9|P4  |12500             |A  |1.025      |322407             |I     |BY RETAMCO OPERATING       |
                             |9 [1] |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|6/30/9|P4  |5000              |A  |1.125      |327407             |I     |BY RETAMCO OPERATING       |
                             |9     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|8/12/9|P4  |10000             |A  |2.25       |20000              |D     |AS JOINT TENANTS           |
                             |9     |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. On June 22, 1999, Mr. Gose indirectly participated in an open market purchase of TXCO common stock, as reported on a previous Form 4, in which he was inadvertantly credited with a 25% proportionate interest in the purchase, by Retamco Operating, Inc. of 50,000 shares of TXCO common stock. Mr. Gose's correct ownership interest in Retamco Operating, Inc. at the purchase date was
50%.    This entry adjusts  Mr. Gose's indirect interest in the June 22, 1999 purchase by an additional 12,500 shares of TXCO common stock, correctly reflecting his 50% interest in Retamco Operating, Inc.

Stephen M. Gose, Jr.
SIGNATURE OF REPORTING PERSON
/Signature/
By:  Roberto R. Thomae, per power of attorney
DATE
1/31/00